Exhibit 10.1

AGCO/SPECCO INTELLECTUAL PROPERTY CROSS LICENSE AGREEMENT

by and among

CORTEVA, INC.,

AGCO LICENSORS,

AGCO LICENSEES,

DOWDUPONT INC.,

SPECCO LICENSORS

and

SPECCO LICENSEES

Dated as of June 1, 2019

AGCO/SPECCO INTELLECTUAL PROPERTY CROSS-LICENSE AGREEMENT

This AGCO/SPECCO INTELLECTUAL PROPERTY CROSS-LICENSE AGREEMENT (this “Agreement”), dated as of June 1, 2019 (the “Effective Date”), is entered into by and among Corteva, Inc., a Delaware corporation (“AgCo”), the AgCo Licensors and the AgCo Licensees, on the one hand, and DowDuPont Inc., a Delaware corporation (“SpecCo”), the SpecCo Licensors and the SpecCo Licensees, on the other hand (each of AgCo and SpecCo, a “Party” and together, the “Parties”).

WHEREAS, AgCo and SpecCo are parties to that certain Separation and Distribution Agreement, dated April 1, 2019 (the “Separation Agreement”);

WHEREAS, as of and following the Effective Time (as defined in the Separation Agreement), each Party and its Affiliates have rights to certain Patents, Know-How, Copyrights and Software (each, as defined in the Separation Agreement); and

WHEREAS, in connection with the Separation Agreement, the SpecCo Licensors wish to grant to the AgCo Licensees, and the AgCo Licensors wish to grant to the SpecCo Licensees, a license and other rights to certain of such Patents, Know-How, Copyrights and Software, in each case as and to the extent set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1    General. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1.1. Capitalized terms that are not defined in this Agreement shall have the meanings set forth in the Separation Agreement.

(1)    “Action” means any demand, action, claim, cause of action, suit, countersuit, arbitration, inquiry, case, litigation, subpoena, proceeding or investigation (whether civil, criminal or administrative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal or authority.

(2)    “AgCo Field” means the field of the Agriculture Business and natural evolutions thereof.

(3)    “AgCo Licensed Copyrights” means any and all Copyrights to the extent Controlled by AgCo or any of its Affiliates, and Used in the Specialty Products Business, as of the Effective Date, including the Copyrights set forth on Schedule B. Notwithstanding the foregoing, AgCo Licensed Copyrights expressly exclude any and all (i) Know-How, (ii) IT Assets and (iii) Excluded IP.

(4)    “AgCo Licensed Engineering Standards” means Engineering Standards (including as set forth on Schedule E(i)), each, to the extent both (i) owned by AgCo or any of its Affiliates, or with respect to which AgCo or any of its Affiliates has the right to grant the license or other rights granted to SpecCo hereunder without payment obligations to any Third Party, as of the Effective Date and (ii) that is actually used by SpecCo or its Affiliates in the conduct of the Specialty Products Business as of the Effective Date. Notwithstanding the foregoing, the AgCo Licensed Engineering Standards shall expressly exclude (i) Regulatory Data, (ii) Governmental Approvals, (iii) CRISPR Technology, (iv) TMODS IP, (v) Trademarks, and (vi) the Intellectual Property set forth on Schedule A.

(5)    “AgCo Licensed IP” means the AgCo Licensed Patents, AgCo Licensed Know-How, and AgCo Licensed Copyrights.

(6)    “AgCo Licensed Know-How” means any and all Know-How to the extent Controlled by AgCo or any of its Affiliates, and Used in the Specialty Products Business, as of the Effective Date, including the Know-How set forth on Schedule C. Notwithstanding the foregoing, AgCo Licensed Know-How expressly excludes any and all (i) IT Assets and (ii) Excluded IP.

(7)    “AgCo Licensed Patents” means any and all (i) Patents set forth on Schedule D to the extent Controlled by AgCo or any of its Affiliates as of the Effective Date, (ii) Patents to the extent such Patents Cover any AgCo Licensed Know-How and are Controlled by AgCo or any of its Affiliates following the Effective Date and (iii) to the extent Controlled by AgCo or any of its Affiliates as of or following the Effective Date, continuations, divisionals, renewals, continuations-in-part, patents of addition, restorations, extensions, supplementary protection certificates, reissues and re-examinations of, and all other Patents that claim priority to, any Patents described in either of the foregoing subsections (i) or (ii), and foreign equivalents thereof, in each case to the extent the claims are supported by any Patents described in either of the foregoing subsections (i) or (ii) (but in all cases expressly excluding any and all Excluded IP).

(8)    “AgCo Licensed SHE Standards” means the DuPont Safety, Health, and Environmental Standards (including as set forth on Schedule E(ii)), each, to the extent both (i) owned by AgCo or any of its Affiliates, or with respect to which AgCo or any of its Affiliates has the right to grant the license or other rights granted to SpecCo hereunder without payment obligations to any Third Party, as of the Effective Date and (ii) that is actually used by SpecCo or its Affiliates in the conduct of the Specialty Products Business as of the Effective Date.    Notwithstanding the foregoing, the AgCo Licensed SHE Standards shall expressly exclude (i) Regulatory Data, (ii) Governmental Approvals, (iii) CRISPR Technology, (iv) TMODS IP, (v) Trademarks, and (vi) the Intellectual Property set forth on Schedule A.

(9)    “AgCo Licensed Standards” means the AgCo Licensed SHE Standards and the AgCo Licensed Engineering Standards.

(10)    “AgCo Licensees” means (a) Pioneer Hi-Bred International, Inc., with respect to the licenses granted hereunder by PM Taiwan, Inc., and (b) E.I. du Pont de Nemours and Company, with respect to the licenses granted hereunder by DuPont US Holding, LLC, DuPont Industrial Biosciences USA, LLC, Specialty Products N&H, Inc., DuPont Electronics, Inc., DuPont Safety & Construction, Inc., and DuPont Polymers, Inc.

(11)    “AgCo Licensors” means Pioneer Hi-Bred International, Inc. and E.I. du Pont de Nemours and Company.

(12)    “Authorized User” means a Party and its Affiliates, including, for clarity, any Person that becomes an Affiliate of such Party after the Effective Date (but, subject to Section 10.2, only for so long as such Person remains an Affiliate of such Party) and its and their Personnel.

(13)    “Business Software” means with respect to a Licensor, all Software to the extent Controlled by such Licensor or any of its Affiliates as of the Effective Date, which Software is reasonably required as of the Effective Date for the conduct of (i) the Agriculture Business if the Licensee is AgCo, including as listed on section (i) of Schedule I, or (ii) the Specialty Products Business if the Licensee is SpecCo, including as listed on section (ii) of Schedule I, in each case (in respect of the foregoing (i) and (ii)), only if and to the extent such Licensee and its Affiliates have not been granted a license or other rights to use such Software under the Separation Agreement or any other Ancillary Agreement. Notwithstanding the foregoing, Business Software expressly excludes any and all Excluded IP.

(14)    “Confidential Information” shall have the meaning provided to it in the Umbrella Secrecy Agreement.

(15)    “Contract” means any agreement, contract, subcontract, obligation, note, indenture, instrument, option, lease, sublease, promise, arrangement, release, warranty, license, sublicense, insurance policy, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(16)    “Controlled” means, with respect to any Patent, Know-How, Copyright or Software, (a) such Intellectual Property is owned by the applicable Party or any of its Affiliates and (b) such Party or any of its Affiliates has the ability to grant a license or other rights in, to or under such Patent, Know-How, Copyright or Software (respectively) on the terms and conditions set forth herein (other than pursuant to a license or other rights granted pursuant to this Agreement) without violating any Contract entered into as of or prior to the Effective Date between such Party or any of its Affiliates, on the one hand, and any Third Party, on the other hand.

(17)    “Cover” means, with respect to any Patent, in the absence of a license granted under an unexpired claim that has not been adjudicated to be invalid or unenforceable by a final, binding decision of a court or other Governmental Entity of competent jurisdiction that is unappealable or unappealed within the time permitted for appeal of such Patent (or if such Patent is a patent application, a claim in such patent application if such patent application were to issue as a patent), the practice of the applicable invention or technology, or performance of the applicable process, would infringe such claim. For clarity, and by way of example, an issued Patent Covers a product if, in the absence of a license granted under such a claim of such Patent, making, using, selling, offering for sale, importing or exporting such product infringes such claim.

(18)    “CRISPR Technology” means Intellectual Property, Confidential Information and any other Information relating to CRISPRs (Clustered Regularly Interspaced Short Palindromic Repeats) in a nucleic acid and CRISPR-associated proteins (“Cas”) (including Cas9 and other RNA-guided nucleases and other proteins associated with or having a function related to CRISPRs), and applications involving the recognition or function of CRISPRs or Cas proteins.

(19)    “Engineering Models and Databases” means (a) physical property databases, (b) empirical or mathematical dynamic or steady state models of processes, equipment and/or reactions and databases containing data resulting from such models, (c) computations of equipment or unit operation operating conditions including predictive or operational behavior and (d) databases with historical operational data.

(20)    “Engineering Standards” means standards, protocols, processes and policies, including engineering guidelines, for designing, constructing, maintaining and operating facilities.

(21)    “Excluded IP” means (i) DuPont Safety, Health and Environmental Standards (including AgCo Licensed SHE Standards and SpecCo Licensed SHE Standards), (ii) Engineering Standards (including the AgCo Licensed Engineering Standards and SpecCo Licensed Engineering Standards), (iii) Regulatory Data, (iv) Governmental Approvals, (v) CRISPR Technology, (vi) the TMODS Systems (as that term is defined in the TMODS License Agreement) (including object code and source code thereof), together with all process operator training simulator data files which contain process and control information for simulating the operation of plants, and all documentation therefor (“TMODS IP”), (vii) microbial production strain microorganisms that are Covered by Patents, or incorporate or are produced using Know-How, owned by a Party and its Affiliates, (viii) Trademarks and (ix) the Intellectual Property set forth on Schedule A.

(22)    “Governmental Approvals” means the consents, registrations, approvals, licenses, permits, notifications or authorizations obtained or to be obtained from, any Governmental Entity.

(23)    “Governmental Entity” means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

(24)    “Holding Party” has the meaning set forth in Section 2.10(a).

(25)    “Indemnifying Party” has the meaning set forth in Section 6.1(a).

(26)    “Indemnitees” has the meaning set forth in Section 6.1(a).

(27)    “Intellectual Property” means all intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign (i) patents, patent applications, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, priority rights and extensions thereof (collectively “Patents”), (ii) trademarks, service marks, corporate names, trade names, Internet domain names, social media accounts or handles, logos, slogans, trade dress and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”), (iii) copyrights and copyrightable subject matter (collectively, “Copyrights”), (iv) rights of privacy and publicity, (v) moral rights and rights of attribution and integrity, (vi) trade secrets and rights in all other confidential and proprietary information, including know-how, inventions (including, for the avoidance of doubt, notices of invention and invention disclosures for which a Patent has not been filed as of the Effective Date (e.g., NOIs and ICDs, as such terms are understood and used by the Parties as of the Effective Date)), algorithms, logic, standard operating conditions and procedures, proprietary processes, formulae, data, databases and other compilations of data, drawings, models and methodologies, including confidential information set forth in laboratory notebooks, laboratory reports, Plant Operating Documents, and Engineering Models and Databases (except to the extent such information is Covered by any Patents), in each case of the foregoing, to the extent confidential and proprietary (collectively “Know-How”), (vii) all applications and registrations for the foregoing and (viii) all rights and remedies against past, present, and future infringement, misappropriation, or other violation of the foregoing, in each case (with respect to the foregoing clauses (i) through (viii)), excluding all IT Assets (except Software).

(28)    “Know-How Materials” means those written, electronic, computerized, digital or other similar tangible or intangible media to the extent containing or embodying any SpecCo Licensed Know-How, AgCo Licensed Know-How, SpecCo Licensed Copyrights, AgCo Licensed Copyrights, Licensed Standards or Business Software.

(29)    “Licensed Copyrights” means (i) with respect to the licenses granted to SpecCo hereunder, the AgCo Licensed Copyrights and the Copyrights licensed under Section 2.3(a) hereof, and (ii) with respect to the licenses granted to AgCo hereunder, the SpecCo Licensed Copyrights and the Copyrights licensed under Section 2.3(b) hereof.

(30)    “Licensed Facility” means any facility owned by or operated on behalf of an Authorized User.

(31)    “Licensed IP” means (i) with respect to the licenses granted to SpecCo or the SpecCo Licensees, as applicable, hereunder, the AgCo Licensed IP, the AgCo Licensed Standards, and the Business Software Controlled by AgCo or any of its Affiliates, and (ii) with respect to the licenses granted to AgCo or the AgCo Licensees, as applicable, hereunder, the SpecCo Licensed IP, the SpecCo Licensed Standards, and the Business Software Controlled by SpecCo or any of its Affiliates.

(32)    “Licensed Know-How” means (i) with respect to the licenses granted to SpecCo or the SpecCo Licensees, as applicable, hereunder, the AgCo Licensed Know-How and the Know-How licensed under Section 2.3(a) hereof, and (ii) with respect to the licenses granted to AgCo or the AgCo Licensees, as applicable, hereunder, the SpecCo Licensed Know-How and the Know-How licensed under Section 2.3(b) hereof.

(33)    “Licensed Patents” means (i) with respect to the licenses granted to SpecCo or the SpecCo Licensees, as applicable, hereunder, the AgCo Licensed Patents, and (ii) with respect to the licenses granted to AgCo or the AgCo Licensees, as applicable hereunder, the SpecCo Licensed Patents.

(34)    “Licensed Standards” means (i) with respect to the licenses granted to SpecCo or the SpecCo Licensees, as applicable, hereunder, the AgCo Licensed Standards and (ii) with respect to the licenses granted to AgCo or the AgCo Licensees, as applicable hereunder, the SpecCo Licensed Standards.

(35)    “Licensee” means (i) the relevant AgCo Licensee with respect to the SpecCo Licensed IP and the SpecCo Licensed Standards, and AgCo and its applicable Affiliates with respect to the Business Software Controlled by SpecCo or any of its Affiliates hereunder, and (ii) the relevant SpecCo Licensees with respect to the AgCo Licensed IP and the AgCo Licensed Standards, and SpecCo and its applicable Affiliates with respect to the Business Software Controlled by AgCo or any of its Affiliates hereunder.

(36)    “Licensor” means (i) the AgCo Licensors with respect to the AgCo Licensed IP and the AgCo Licensed Standards, and AgCo with respect to the Business Software Controlled by AgCo or any of its Affiliates, and (ii) the SpecCo Licensors with respect to the SpecCo Licensed IP and the SpecCo Licensed Standards, and SpecCo with respect to the Business Software Controlled by SpecCo or any of its Affiliates.

(37)    “Merger Time” means the effective time of the mergers of E. I. du Pont de Nemours and Company and the Dow Chemical Company with wholly owned subsidiaries of DowDuPont, Inc.

(38)    “Notifying Party” has the meaning set forth in Section 2.5(a).

(39)    “Personnel” means, with respect to a Party or its Affiliates, such Party’s or Affiliate’s employees, officers, agents, consultants, and contractors, and any other Person over whom such Party or Affiliate exercises control.

(40)    “Receiving Party” has the meaning set forth in Section 2.5(a).

(41)    “Regulatory Data” means any and all regulatory data (including studies, data, raw data, efficacy data, reports, physical samples, reviews (including business risk reviews), opinions, self-GRAS determinations, information or other compliance requirements, including safety, risk and exposure assessments and modeling for product contamination or impurity issues), in written, electronic, computerized, digital, or other tangible or intangible media, actually submitted to, or maintained to support a submission to (whether submitted or not), a Governmental Entity or a Third Party to seek, obtain or maintain a Governmental Approval or demonstrate regulatory compliance.

(42)    “Requesting Party” has the meaning set forth in Section 2.10(a).

(43)    “Seeds and Beads IP” means all Intellectual Property expressly identified on Schedules C and D as relating to “seeds and beads”.

(44)    “Software” means all computer programs (whether in source code, object code, or other form), software implementations of algorithms, and related documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials related to any of the foregoing.

(45)    “SpecCo Field” means the field of the Specialty Products Business and natural evolutions thereof.

(46)    “SpecCo Licensed Copyrights” means any and all Copyrights to the extent Controlled by SpecCo or any of its Affiliates, and Used in the Agriculture Business, as of the Effective Date, including the Copyrights set forth on Schedule F. Notwithstanding the foregoing, SpecCo Licensed Copyrights expressly exclude any and all (i) Know-How, (ii) IT Assets and (iii) Excluded IP.

(47)    “SpecCo Licensed Engineering Standards” means Engineering Standards (including as set forth on Schedule E(iii)), each, to the extent both (i) owned by SpecCo or any of its Affiliates, or with respect to which SpecCo or any of its Affiliates has the right to grant the license or other rights granted to AgCo hereunder without payment obligations to any Third Party, as of the Effective Date and (ii) that is actually used by AgCo or its Affiliates in the conduct of the Agriculture Business as of the Effective Date. Notwithstanding the foregoing, the SpecCo Licensed Engineering Standards shall expressly exclude (i) Regulatory Data, (ii) Governmental Approvals, (iii) CRISPR Technology, (iv) TMODS IP, (v) Trademarks, and (vi) the Intellectual Property set forth on Schedule A.

(48)    “SpecCo Licensed IP” means the SpecCo Licensed Patents, SpecCo Licensed Know-How and SpecCo Licensed Copyrights.

(49)    “SpecCo Licensed Know-How” means any and all Know-How to the extent Controlled by SpecCo or any of its Affiliates, and Used in the Agriculture Business, as of the Effective Date, including the Know-How set forth on Schedule G. Notwithstanding the foregoing, SpecCo Licensed Know-How expressly excludes any and all (i) IT Assets and (ii) Excluded IP.

(50)    “SpecCo Licensed Patents” means any and all (i) Patents set forth on Schedule H to the extent Controlled by SpecCo or any of its Affiliates as of the Effective Date, (ii) Patents to the extent such Patents Cover any SpecCo Licensed Know-How and are Controlled by SpecCo or any of its Affiliates following the Effective Date and (iii) to the extent Controlled by SpecCo or any of its Affiliates as of or following the Effective Date, continuations, divisionals, renewals, continuations-in-part, patents of addition, restorations, extensions, supplementary protection certificates, reissues and re-examinations of, and all other Patents that claim priority to, any Patents described in either of the foregoing subsections (i) or (ii), and foreign equivalents thereof, in each case to the extent the claims are supported by any Patents described in either of the foregoing subsections (i) or (ii) (but in all cases expressly excluding any and all Excluded IP).

(51)    “SpecCo Licensed SHE Standards” means the DuPont Safety, Health, and Environmental Standards (including as set forth on Schedule E(iv)), each, to the extent both (i) owned by SpecCo or any of its Affiliates, or with respect to which SpecCo or any of its Affiliates has the right to grant the license or other rights granted to AgCo hereunder without payment obligations to any Third Party, as of the Effective Date and (ii) that is actually used by AgCo or its Affiliates in the conduct of the Agriculture Business as of the Effective Date.    Notwithstanding the foregoing, the SpecCo Licensed SHE Standards shall expressly exclude (i) Regulatory Data, (ii) Governmental Approvals, (iii) CRISPR Technology, (iv) TMODS IP, (v) Trademarks, and (vi) the Intellectual Property set forth on Schedule A.

(52)    “SpecCo Licensed Standards” means the SpecCo Licensed SHE Standards and the SpecCo Licensed Engineering Standards.

(53)    “SpecCo Licensees” means (a) PM Taiwan, Inc., with respect to the licenses granted hereunder by Pioneer Hi-Bred International, Inc., and (b) DuPont US Holding, LLC, DuPont Industrial Biosciences USA, LLC, Specialty Products N&H, Inc., DuPont Electronics, Inc., DuPont Safety & Construction, Inc., and DuPont Polymers, Inc., with respect to licenses granted hereunder by E.I. du Pont de Nemours and Company.

(54)    “SpecCo Licensors” means PM Taiwan, Inc., DuPont US Holding, LLC, DuPont Industrial Biosciences USA, LLC, Specialty Products N&H, Inc., DuPont Electronics, Inc., DuPont Safety & Construction, Inc., and DuPont Polymers, Inc.

(55)    “Sublicensee” has the meaning set forth in Section 2.6(a).

(56)    “Term” has the meaning set forth in Section 8.1.

(57)    “Third Party” means any Person other than AgCo, SpecCo, and their respective Affiliates.

(58)    “Third Party Infringement” means (a) any Third Party activities that constitute, or would reasonably be expected to constitute, an infringement, misappropriation or other violation within the field for which Licensee has been granted a license hereunder of any Licensed IP or (b) any Third Party allegations of invalidity or unenforceability of any Licensed IP.

(59)    “Third Party Payments” means any and all obligations on the part of Licensor or its Affiliates to pay royalties, sublicense fees, milestones or other amounts to Third Parties pursuant to Contracts existing as of the Effective Date (or, in the case of Wrong Pockets Patents, Contracts existing as of the date of the Wrong Pockets Notice) to which Licensor or any of its Affiliates is a party or is otherwise bound, in each case to the extent that such obligation to pay arises from, or is a result of the grant to or exercise by Licensee or any Sublicensees of, any license, sublicense or other right to practice granted hereunder.

(60)    “TMODS License Agreement” means that certain DuPont TMODS Dynamic Process Simulation Software Agreement entered into by and between AgCo and SpecCo, dated as of the Effective Date.

(61)    “Umbrella Secrecy Agreement” means the Umbrella Secrecy Agreement, dated as of the Effective Date, between SpecCo, AgCo and the other signatories thereto.

(62)    “Used” means, with respect to the applicable Patent, Copyright or Know-How, that, as of the Effective Date, (i) such Intellectual Property is actually used, or (ii) (1) there is a bona fide plan and intention to use such Intellectual Property with a product that is expected to be commercially launched within eight and one half (8.5) years of the Effective Date or that is set forth on Schedule J, and (2) senior management has agreed to or approved, in writing, a capital investment or commitment to allocate resources or man-hours to implement such plan and intention, in each case in respect of the foregoing subsections (i) and (ii), as established by contemporaneous written records created in the ordinary course of business (which records shall be in a form consistent with the form that actual use, or similar plans and approvals, as applicable, were documented by the applicable Party (or its predecessors in interest) prior to the Merger Time).

(63)    “Wrong Pockets Notice” shall have the meaning set forth in Section 2.5(a).

(64)    “Wrong Pockets Patent” shall have the meaning set forth in Section 2.5(c).

Section 1.2    References; Interpretation. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) the Parties have each participated in the negotiation and drafting of this Agreement and, except as otherwise stated herein, if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (m) any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, unless otherwise specifically indicated; (n) the use of the phrases “the date of this Agreement”, “the date hereof”, “of even date herewith” and terms of similar import shall be deemed to refer to the date set forth in the preamble to this Agreement; (o) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase; (p) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; and (q) any consent given by any Party pursuant to this Agreement shall be valid only if contained in a written instrument signed by such Party. Unless the context requires otherwise, references in this Agreement to “SpecCo” shall also be deemed to refer to the applicable member of the SpecCo Group, references to “AgCo” shall also be deemed to refer to the applicable member of the AgCo Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by SpecCo or AgCo shall be deemed to require SpecCo or AgCo, as the case may be, to cause the applicable members of the SpecCo Group or the AgCo Group, respectively, to take, or refrain from taking, any such action.

ARTICLE II

GRANTS OF RIGHTS

Section 2.1    Licenses to SpecCo of AgCo Licensed IP.

(a)    Non-Exclusive License to Know-How and Copyrights. Subject to the terms and conditions of this Agreement, the AgCo Licensors hereby grant, and AgCo shall cause its Affiliates to grant, to the relevant SpecCo Licensees an irrevocable, royalty-free, fully paid-up, sublicensable (to the extent permitted in Section 2.6), transferable (subject to Section 10.2), worldwide, non-exclusive license in, to and under the AgCo Licensed Know-How and the AgCo Licensed Copyrights for any and all uses in the SpecCo Field. For clarity, subject to the terms and conditions of this Agreement, the license in, to and under the applicable AgCo Licensed IP set forth in this Section 2.1(a) shall include the right to practice the same to make (including have made), use, sell, offer for sale, import, and export any and all products within the SpecCo Field, and use, practice, copy, perform, render, develop, improve, display, redistribute, modify, and make derivative works of such AgCo Licensed IP, within the SpecCo Field.

(b)    Non-Exclusive License to Patents. Subject to the terms and conditions of this Agreement, the AgCo Licensors hereby grant to the relevant SpecCo Licensees, an irrevocable, royalty-free, fully paid-up, sublicensable (to the extent permitted in Section 2.6), transferable (subject to Section 10.2), worldwide, non-exclusive license in, to and under the AgCo Licensed Patents for any and all uses in the SpecCo Field. For clarity, subject to the terms and conditions of this Agreement, the license in, to and under the AgCo Licensed Patents set forth in this Section 2.1(b) shall include the right to practice the same to make (including have made), use, sell, offer for sale, import, and export any and all products within the SpecCo Field.

Section 2.2    Licenses to AgCo of SpecCo Licensed IP.

(a)    Non-Exclusive License to Know-How and Copyrights. Subject to the terms and conditions of this Agreement, the SpecCo Licensors hereby grant, and SpecCo shall cause its Affiliates to grant, to the relevant AgCo Licensees an irrevocable, royalty-free, fully paid-up, sublicensable (to the extent permitted in Section 2.6), transferable (subject to Section 10.2), worldwide, non-exclusive license in, to and under the SpecCo Licensed Know-How and SpecCo Licensed Copyrights for any and all uses in the AgCo Field. For clarity, subject to the terms and conditions of this Agreement, the license in, to and under the applicable SpecCo Licensed IP set forth in this Section 2.2(a) shall include the right to practice the same to make (including have made), use, sell, offer for sale, import, and export any and all products within the AgCo Field, and use, practice, copy, perform, render, develop, improve, display, redistribute, modify, and make derivative works of such SpecCo Licensed IP, within the AgCo Field.

(b)    Non-Exclusive License to Patents. Subject to the terms and conditions of this Agreement, the SpecCo Licensors hereby grant to the relevant AgCo Licensees, an irrevocable, royalty-free, fully paid-up, sublicensable (to the extent permitted in Section 2.6), transferable (subject to Section 10.2), worldwide, non-exclusive license in, to and under the SpecCo Licensed Patents for any and all uses in the AgCo Field. For clarity, subject to the terms and conditions of this Agreement, the license in, to and under the SpecCo Licensed Patents set forth in this Section 2.2(b) shall include the right to practice the same to make (including have made), use, sell, offer for sale, import, and export any and all products within the AgCo Field.

Section 2.3    Licenses to Standards.

(a)    Subject to the terms and conditions of this Agreement, the applicable AgCo Licensors hereby grant, and AgCo shall cause its Affiliates to grant, to the relevant SpecCo Licensees, an irrevocable, royalty-free, fully paid-up, sublicensable (to the extent permitted in Section 2.6), transferable (subject to Section 10.2), non-exclusive license to use the AgCo Licensed Standards at the SpecCo Licensed Facilities solely in connection with the conduct of the Specialty Products Business by SpecCo or any of its Affiliates. Without limiting the foregoing, the grant in this Section 2.3 includes a right and license to use, reproduce, distribute, display, perform, adapt, modify and create derivative works of the AgCo Licensed Standards by and among the Authorized Users only for the licensed uses set forth in this Section 2.3.

(b)    Subject to the terms and conditions of this Agreement, the applicable SpecCo Licensors hereby grant, and SpecCo shall cause its Affiliates to grant, to the relevant AgCo Licensees, an irrevocable, royalty-free, fully paid-up, sublicensable (to the extent permitted in Section 2.6), transferable (subject to Section 10.2), non-exclusive license to use the SpecCo Licensed Standards at the AgCo Licensed Facilities solely in connection with the conduct of the Agriculture Business by AgCo or any of its Affiliates. Without limiting the foregoing, the grant in this Section 2.3 includes a right and license to use, reproduce, distribute, display, perform, adapt, modify and create derivative works of the SpecCo Licensed Standards by and among the Authorized Users only for the licensed uses set forth in this Section 2.3.

(c)    Notwithstanding anything to the contrary herein, neither Licensor nor any of its Affiliates shall have any obligation with respect to training Licensee or any of its Affiliates to implement or use the Licensed Standards. For clarity, the Licensed Standards shall not be subject to any updates by Licensor or its Affiliates (even if Licensor or its Affiliates update the same for their own use). The Parties acknowledge that from time to time applicable Law may conflict with and supersede aspects of Licensed Standards and Licensor shall have no obligation to Licensee with respect thereto in such event. For clarity, as between the Parties, SpecCo shall own all Intellectual Property (including, for clarity, Copyrights) in any DuPont Safety, Health and Environmental Standards or Engineering Standards that constitute Intellectual Property included in the Specialty Products Assets, and AgCo shall own all Intellectual Property (including, for clarity, Copyrights) in any DuPont Safety, Health and Environmental Standards or Engineering Standards that constitute Intellectual Property included in the Agriculture Assets.

Section 2.4    Business Software License. Subject to the terms and conditions of this Agreement, Licensor (or its Affiliate, as applicable) hereby grants, and shall cause its Affiliates to grant, to Licensee (or its Affiliate, as applicable) an irrevocable, royalty-free, fully paid-up, sublicensable (to the extent permitted in Section 2.6), transferable (subject to Section 10.2), worldwide, non-exclusive license to its Business Software for use solely in connection with, if such Licensee is AgCo, the Agriculture Business or, if such Licensee is SpecCo, the Specialty Products Business, including in each case, for clarity, natural evolutions of such Business.

Section 2.5    Wrong Pockets.

(a)    A Party (a “Notifying Party”) shall have the right to provide prompt written notice (a “Wrong Pockets Notice”) to the other Party (a “Receiving Party”), including in response to an inquiry from the Receiving Party, if, following the Effective Date:

(i)    a Notifying Party identifies a Patent Controlled by the other Party as of the Effective Date that is not included in the Licensed Patents licensed to such Notifying Party, and such Notifying Party reasonably believes that such Patent was Used in the Agriculture Business or the Specialty Products Business, as applicable, as of the Effective Date; or

(ii)    a Notifying Party identifies a Use by such Notifying Party of a Licensed Patent (including, for clarity, any Wrong Pockets Patent) that is not within such Notifying Party’s licensed field of use hereunder for such Licensed Patent, and such Notifying Party reasonably believes that the Use of such Licensed Patent as of the Effective Date was within the Agriculture Business (if AgCo is the Notifying Party) or the Specialty Products Business (if SpecCo is the Notifying Party).

(b)    Each Wrong Pockets Notice shall both identify the applicable Patent and describe the Use thereof in the Agriculture Business (if the Notifying Party is AgCo), or the Specialty Products Business (if the Notifying Party is SpecCo), as of the Effective Date.

(c)    Unless otherwise agreed in writing by the Parties, if a Notifying Party provides a Wrong Pockets Notice in accordance with Section 2.5(a), the Notifying Party shall, within sixty (60) days of providing the Wrong Pockets Notice, demonstrate to the Receiving Party by clear and convincing evidence (the “Evidentiary Requirement”) that the identified Patent was Used in the manner identified in the Wrong Pockets Notice within the Agriculture Business (if the Notifying Party is AgCo) or the Specialty Products Business (if the Notifying Party is SpecCo) as of the Effective Date (such evidence, the “Demonstration of Use”). The Receiving Party shall notify the Notifying Party in writing within thirty (30) days of receipt of the Demonstration of Use whether it reasonably believes in good faith that the Demonstration of Use satisfies the Evidentiary Requirement. Solely to the extent (with respect to the Patent and Use identified in the applicable Wrong Pockets Notice) that the Demonstration of Use satisfies the Evidentiary Requirements (whether determined by the Receiving Party in accordance with the foregoing, or in accordance with Section 9.1), or if the Receiving Party fails to provide the Notifying Party with a response regarding whether the Demonstration of Use satisfies the Evidentiary Requirements within the applicable thirty (30) day period in accordance with the foregoing, such Patent shall be licensed to the Notifying Party for such Use (in the case of a Wrong Pockets Notice described in Section 2.5(a)(i)) (each such Patent, a “Wrong Pockets Patent”), or such Use shall be included in the Notifying Party’s field of use for such Patent (in the case of a Wrong Pockets Notice described in Section 2.5(a)(ii)), as applicable, in each case, as further described in the following subsections (i) and (ii).

(i)    Subject to the foregoing in this Section 2.5(c), unless otherwise agreed in writing by the Parties, with respect to a Wrong Pockets Notice described in Section 2.5(a)(i), each Patent identified in such notice (if the Demonstration of Use therefor satisfies the Evidentiary Requirement or the Receiving Party fails to provide the Notifying Party with a response in accordance with this Section 2.5(c)) shall be a SpecCo Licensed Patent if AgCo is the Notifying Party or an AgCo Licensed Patent if SpecCo is the Notifying Party, and for clarity, the license to the Notifying Party therefor shall be non-exclusive and the field for which it is licensed pursuant to this Agreement (which, notwithstanding anything to the contrary herein, shall be deemed to be the AgCo Field for such Patent if AgCo is the Notifying Party and the SpecCo Field for such Patent if SpecCo is the Notifying Party) shall be limited solely to the Use made by such Notifying Party and its Affiliates as of the Effective Date (to the extent that the Demonstration of Use therefor satisfies the Evidentiary Requirement) and natural evolutions thereof, subject to the terms and conditions of any licenses and other rights granted by or on behalf of Licensor or any of its Affiliates to any Third Parties with respect to such Patent prior to the date of the Wrong Pockets Notice.

(ii)    Subject to the foregoing in this Section 2.5(c), unless otherwise agreed in writing by the Parties, with respect to a Wrong Pockets Notice described in Section 2.5(a)(ii), each Use for a Licensed Patent identified in the Wrong Pockets Notice (to the extent that Demonstration of Use therefor satisfies the Evidentiary Requirement or the Receiving Party fails to provide the Notifying Party with a response in accordance with this Section 2.5(c)) and natural evolutions thereof shall be deemed to be in the AgCo Field for such Licensed Patent if AgCo is the Notifying Party and in the SpecCo Field for such Licensed Patent if SpecCo is the Notifying Party and the license granted to such field shall be nonexclusive; provided that the rights with respect to such Use retained by the Notifying Party shall be subject to the terms and conditions of any licenses and other rights granted by or on behalf of the Receiving Party or any of its Affiliates to any Third Parties with respect to such Patent prior to the date of the Wrong Pockets Notice.

(d)    Notwithstanding anything to the contrary herein, unless otherwise agreed upon by the Parties, each Party shall only have two (2) years after the Effective Date to provide a Wrong Pockets Notice pursuant to Section 2.5(a) to the other Party; provided that, in the case of Section 2.5(a)(i), with respect to Patent applications filed prior to the Effective Date, such period shall extend until the date that is six (6) months after the publication of such Patent application if the expiration of such six (6) month period occurs after such two (2) year period expires.

(e)    Notwithstanding the foregoing Sections 2.5(a) through (d), unless and only to the extent that the Receiving Party provides its prior written consent (which the Receiving Party may withhold in its sole discretion), in the event that the Parties expressly discussed prior to the Effective Date that:

(i)    any Patent would not be included in the Notifying Party’s Licensed Patents in the case of a Wrong Pockets Notice described in Section 2.5(a)(i), such Patent shall not be included in the Notifying Party’s Licensed Patents (provided that, in determining that such Patent would not be a Licensed Patent hereunder, the Parties discussed prior to the Effective Date the Use identified in the Wrong Pockets Notice for such Patent); or

(ii)    any Use would not be included in the Notifying Party’s field of use for a specific Licensed Patent in the case of a Wrong Pockets Notice described in Section 2.5(a)(ii) (as applicable), such Use shall not be included in the Notifying Party’s licensed field of use for such Patent.

(f)    Notwithstanding the foregoing Sections 2.5(a) through 2.5(e), those patents set forth on Schedule K are specifically excluded from and are not subject to a Wrong Pockets Notice.

Section 2.6    Sublicenses.

(a)    Licensee may sublicense the license and rights granted to Licensee under Sections 2.1 through 2.4 (as applicable) to (i) its Affiliates, (ii) in the case of all Licensed IP other than the Seeds and Beads IP, Third Parties in connection with the operation of the business of Licensee or its Affiliates, but not for the independent use of any such Third Party, including distributors that need to practice the applicable Intellectual Property to provide ordinary course distribution services to Licensee and its Affiliates; provided that, with respect to the Licensed Standards, sublicensing to such Third Parties shall be solely for such Third Parties to provide services to the Specialty Products Business or Agriculture Business (as applicable) in the ordinary course at any or all Licensed Facilities (but not for the independent use of such Third Party), (iii) in the case of the Seeds and Beads IP, to Third Parties (1) who are bona fide collaborators or partners of Licensee or any of its Affiliates, or (2) in connection with which sublicense Licensee or any of its Affiliates is also granting a license or other rights to any other Intellectual Property for seed coating and seed treatment technology owned by or licensed to Licensee or any of its Affiliates, in each case (1) and (2), for use in connection with the practice of seed coating and seed treatment technology, and (iv) with the prior written consent of Licensor, other Third Parties (each such Affiliate or Third Party, a “Sublicensee”).

(b)    Each sublicense granted by a Licensee under the license granted to such Licensee in Sections 2.1 through 2.4 shall be granted pursuant to an agreement that (i) is subject to, and consistent with, the terms and conditions of this Agreement and includes provisions at least as protective of Licensor and its Affiliates as the provisions of this Agreement (except that such sublicense shall not be required to provide rights for Licensor to audit Sublicensee in accordance with, and subject to, Section 2.11 (1) if the sublicense is granted to an Affiliate or (2) with respect to sublicenses of Licensed Know-How, Licensed Copyrights or Business Software where the primary purpose of such arrangement with sublicensee is not to grant access to such Licensed Know-How, Licensed Copyrights or Business Software), (ii) to the extent with respect to Licensed Patents or AgCo Licensed Standards and if Sublicensee is a Third Party, provides that Licensor shall be an intended beneficiary thereunder with the right of direct enforcement against the Sublicensee (including, for clarity, with respect to the audit rights set forth in Section 2.11 to the extent applicable), and (iii) to the extent with respect to Licensed Patents or AgCo Licensed Standards, is in writing if the Sublicensee is a Third Party. For clarity, granting a sublicense shall not relieve Licensee of any obligations hereunder and Licensee shall cause each of its Sublicensees to comply, and shall remain responsible for its Sublicensees’ compliance, with the terms hereof applicable to Licensee.

Section 2.7    Third Party Rights.

(a)    Notwithstanding anything to the contrary herein, the terms and conditions of this Agreement (including the licenses granted under Sections 2.1 through 2.4) are subject to any and all rights of and obligations owed to any Third Parties with respect to the Licensed IP under any Contracts existing as of the Effective Date (or in the case of any Wrong Pockets Patents, existing as of or prior to the date of the Wrong Pockets Notice) to which Licensor or any of its Affiliates is a party or is otherwise bound, and to the extent that, as a result of such rights or obligations, any license or other rights granted hereunder: (i) may not be granted without the consent of or payment of a fee or other consideration; or (ii) will cause Licensor or any of its Affiliates to be in breach of any of its or their obligations to any Third Party, the applicable licenses and other rights granted hereunder shall only be granted to the extent such consent has been obtained or such fee or other consideration has been paid. The Parties shall use commercially reasonable efforts to obtain any such consents to the extent required to grant Licensee the rights granted hereunder; provided that, (i) the foregoing shall not require the Parties to duplicate any obligations undertaken under the Separation Agreement and (ii) notwithstanding anything herein to the contrary, Licensor shall have no obligation to agree to or make any payments or other concessions, except as mutually agreed in writing between the Parties, or participate in any act or omission that will cause Licensor to be in breach of its or their obligations to any Third Party. Notwithstanding the foregoing, Licensee shall not be deemed in breach of this Section 2.7(a) only if, and for such time, Licensee is not aware of such rights of or obligations owed to such Third Party.

(b)    Notwithstanding anything to the contrary herein, Third Party Payments, if any, with respect to the Licensed IP shall be Licensee’s sole responsibility. Licensee shall pay the Third Party Payments directly to the applicable Third Party; provided that if such Third Party does not permit Licensee to pay such Third Party Payments to such Third Party directly (whether pursuant to the applicable Contract or otherwise) after the Parties have used commercially reasonable efforts to permit the Licensee to pay the Third Party directly, the Parties shall cooperate in good faith to ensure that such Third Party Payments are paid by Licensee to Licensor in a manner that ensures Licensor’s payment thereof is in compliance with the obligations to the applicable Third Party. Such cooperation shall include Licensee (i)

preparing and providing Licensor with reasonably detailed written reports reflecting calculation of the applicable Third Party Payments and any other information required by the applicable Third Parties and (ii) paying Licensor the applicable Third Party Payments by wire transfer of immediately available funds to the bank account designated by Licensor in writing no less than ten (10) days prior to the due date of such payment pursuant to the terms of the applicable Contract. If either Party becomes aware of any Third Party Payments, it shall reasonably promptly notify the other Party in writing, and notwithstanding anything to the contrary in this Section 2.7(b), Licensee shall not be deemed in breach of this Section 2.7(b) if, and for such time, Licensee is not aware of the applicable Third Party Payments; provided that, upon learning of such Third Party Payments, Licensee shall promptly pay such Third Party Payments to the applicable Third Party directly (or such other Person as reasonably directed by Licensor) to the extent such Third Party Payments are past due.

(c)    Certain agreements subject to Subsections (a) and (b) hereof are set forth on Schedule L hereto.

Section 2.8    No Use Outside Field. Each Party shall not, and shall cause its Affiliates to not, as Licensee, exercise rights under any Licensed IP except to the extent expressly licensed hereunder or expressly agreed upon in advance in writing by Licensor.

Section 2.9    Reservation of Rights. Each Party reserves its and its Affiliates’ rights in and to all Intellectual Property that is not expressly licensed or otherwise granted hereunder. Without limiting the foregoing, this Agreement and the licenses and rights granted herein do not, and shall not be construed to, confer any rights upon either Party, its Affiliates, or its Sublicensees by implication, estoppel, or otherwise as to any of the other Party’s Intellectual Property (including, for clarity, any Excluded IP, except to the extent expressly licensed under Section 2.3).

Section 2.10    Retention and Transfer of Licensed Know-How.

(a)    If AgCo or SpecCo (the “Requesting Party”) reasonably believes that any Know-How Materials are in possession or control of the other Party (such Party, the “Holding Party”) or any of its Affiliates and such Know-How Materials are not in the possession or control of the Requesting Party or any of its Affiliates, and the Requesting Party makes a request in writing during the two (2) year period following the Effective Date that the Holding Party deliver the Know-How Materials to the Requesting Party, the Holding Party shall review such request and, to the extent in the possession or control of the Holding Party or any of its Affiliates and, for purposes of Business Software only, is reasonably accessible to the Holding Party for purposes of transfer to the Requesting Party (provided that, subject to the below provisos, such accessibility shall not take into account whether such Business Software is integrated with other Software), deliver the Know-How Materials to the Requesting Party as promptly as reasonably practicable and in any event within thirty (30) Business Days of receiving such request from the Requesting Party; provided that, the Holding Party shall notify the Requesting Party within such thirty (30) Business Day period if it reasonably believes that such request requires a longer period of review to determine if the request concerns SpecCo Licensed Know-How, AgCo Licensed Know-How, SpecCo Licensed Copyrights, AgCo Licensed Copyrights, AgCo Licensed Standards or Business Software (as applicable) or to locate the applicable Know-How Materials, and the Holding Party shall take all reasonable steps to review and provide such Know-How Materials (as applicable) within an additional sixty (60) days of expiration of such initial thirty (30) Business Day period; provided, further, with respect to any Business Software requested by a Requesting Party hereunder that is integrated with other Software, the Parties shall discuss in good faith a reasonable deadline in lieu of the foregoing timing for delivering any such Business Software to the Requesting Party, and the Requesting Party agrees that it shall bear all reasonable out-of-pocket costs and expenses of preparing such Software for delivery subject to the Requesting Party’s advance approval of such costs; provided, further, to the extent the request does not constitute SpecCo Licensed Know-How, SpecCo Licensed Copyrights or Business Software (if the Requesting Party is AgCo) or AgCo Licensed Know-How, AgCo Licensed Copyrights, AgCo Licensed Standards, or Business Software (if the Requesting Party is SpecCo), the Holding Party shall not be required to deliver such Know-How Materials to the Requesting Party, but shall provide the Requesting Party with an explanation in reasonable detail of the basis of such determination and shall make itself and its relevant Affiliates available to discuss in good faith with the Requesting Party.

(b)    For clarity, and notwithstanding anything to the contrary, in no event shall Licensor or its Affiliates be required hereunder to provide any written, electronic, computerized, digital or other tangible or intangible media to the extent comprising, containing, reflecting or embodying any SpecCo Licensed Know-How, AgCo Licensed Know-How, SpecCo Licensed Copyrights, AgCo Licensed Copyrights, AgCo Licensed Standards, or Business Software to Licensee, that has already been provided to, or is in the possession of, Licensee or its Affiliates. For the avoidance of doubt, nothing in this Agreement shall be interpreted as requiring that Licensor or any of its Affiliates transfer or grant access to tangible biological material to Licensee or any of its Affiliates.

Section 2.11    Audit. Not more than once per year, or at any time a Party has a reasonable, good faith belief that the other Party has materially breached this Agreement, or (to the extent with respect to this Agreement) the Umbrella Secrecy Agreement, and provides written notice to such other Party as well as detailed documentation or other evidence of such alleged breach, upon thirty (30) days’ advance written notice, such first Party may cause an independent Third Party auditor that is reasonably acceptable to the audited Party and subject to written confidentiality obligations that are reasonably acceptable to the audited Party to audit, during regular business hours and in a manner that complies with the reasonable building and security requirements of the audited Party and its Affiliates, the books, records and facilities of such audited Party and its Affiliates to the extent reasonably necessary to determine such audited Party’s and its Affiliates’ compliance with this Agreement or (to the extent with respect to this Agreement) the Umbrella Secrecy Agreement. Any audit conducted under this Section 2.11 shall not interfere unreasonably with the operations of such audited Party or any of its Affiliates. The Party requesting the audit shall pay the costs of conducting such audit; provided that if such audit reveals a material breach of this Agreement or (to the extent with respect to this Agreement), the Umbrella Secrecy Agreement, the audited Party shall pay all such costs. Upon conclusion of the audit, the Third Party auditor shall furnish to both Parties a report stating only its findings during such audit as to whether or not the audited Party is in compliance with this Agreement, and if such audit has revealed a breach, shall include no more information than is reasonably necessary to provide the basis for such finding. All information learned or obtained from such audit shall be deemed Confidential Information for purposes of this Agreement.

Notwithstanding anything to the contrary in this Section, the audited Party may require that the Third Party conducting the audit pursuant to this Section 2.11 be accompanied by the audited Party’s (and in the case of an audit of its Affiliates or Sublicensees, its Affiliate’s or its Sublicensee’s, respectively) representatives at all times during such audit. For clarity, Licensee shall cause its Affiliates that are Sublicensees to comply with this Section 2.11.

ARTICLE III

OWNERSHIP

Section 3.1    Ownership. As between the Parties (including their respective Affiliates), (a) AgCo acknowledges and agrees that SpecCo and its Affiliates own the SpecCo Licensed IP, the SpecCo Licensed Standards, and the Business Software licensed to AgCo under Section 2.4, (b) SpecCo acknowledges and agrees that AgCo and its Affiliates own the AgCo Licensed IP, the AgCo Licensed Standards, and the Business Software licensed to SpecCo under Section 2.4, and (c) each Party acknowledges and agrees that (i) except to the extent expressly provided herein, neither Party, nor its Affiliates or its Sublicensees, will acquire any ownership rights in the Licensed IP licensed to such Party hereunder, and (ii) such Party shall not, and shall cause its Affiliates and its Sublicensees to not, represent or make any claim that they have ownership of any right, title or interest in any such Licensed IP. To the extent that a Party, its Affiliates or its Sublicensees (as applicable) is assigned or otherwise obtains ownership of any right, title or interest in or to any Licensed IP in contravention of this Section 3.1, such Party hereby assigns, and shall cause its Affiliates and Sublicensees (as applicable) to assign, to the other Party (or to such Affiliate or Third Party designated by such other Party in writing) all such right, title and interest.

ARTICLE IV

PROSECUTION AND MAINTENANCE

Section 4.1    Responsibility and Cooperation.

(a)    Subject to Section 4.1(b), as between the Parties, Licensor shall have sole responsibility (but not the obligation) for filing, prosecuting and maintaining all Patents within the Licensed IP with respect to which such Licensor or any of its Affiliates is granting a license to Licensee hereunder. Licensor shall be solely responsible for all costs and expenses incurred in connection with such filing, prosecution and maintenance.

(b)    If, during the Term, Licensor decides to abandon, or otherwise allow to lapse, any issued AgCo Licensed Patent (if AgCo is the Licensor) or SpecCo Licensed Patent (if SpecCo is the Licensor) or published application therefor (the “First Abandoned Patent”), and substantially simultaneously decides to abandon, or otherwise allow to lapse all foreign equivalents thereof and all other Patents that claim priority to such First Abandoned Patent in all jurisdictions in which such Patents are registered or applied-for (the “Abandoned Patent Family”), Licensor shall use commercially reasonable efforts to notify Licensee of such decision at least thirty (30) days prior to any deadline for taking action to avoid abandonment (or other loss of rights) of such First Abandoned Patent. Upon receipt of such notice, Licensee shall have the right to elect to assume responsibility for prosecution and maintenance of any or all Patents in such Abandoned Patent Family (the “Assumed Patents”) solely by providing Licensor with written notice of such election within thirty (30) days (or such shorter period requested where the final deadline is in less than thirty (30) days) following such notice from Licensor, and Licensor shall either: (i) withdraw its decision to abandon and continue prosecuting or maintaining the Assumed Patents at its expense; or (ii) assign, and hereby does assign, its entire right, title, and interest in all Assumed Patents to Licensee at Licensee’s sole cost and expense (provided that, for clarity, Licensee shall not be required to pay any additional consideration to Licensor in exchange for such assignment, but shall be required to reimburse Licensor for its out-of-pocket costs and expenses incurred in connection with assigning such Patents); provided that, Licensor shall not be in breach of the foregoing if Licensor uses commercially reasonable efforts to notify Licensee of its decision to abandon (or otherwise lose rights) but inadvertently and in good faith fails to so notify Licensee. In the event that Licensor assigns any Assumed Patents to Licensee in accordance with the foregoing clause (ii), such Patents shall no longer be (i) if the Licensor is AgCo, AgCo Licensed Patents and instead shall be SpecCo Licensed Patents, for which the AgCo Field shall be all fields of use, or (ii) if the Licensor is SpecCo, SpecCo Licensed Patents and instead shall be AgCo Licensed Patents, for which the SpecCo Field shall be all fields of use. Notwithstanding anything to the contrary herein, in the event that any Licensed Patent is assigned to Licensee pursuant to this (b), such Licensed Patent shall be subject to the terms and conditions of any licenses and other rights granted by or on behalf of Licensor or any of its Affiliates with respect to such Licensed Patent prior to the date of such assignment (to the extent that such terms and conditions do not conflict with any of the terms hereof), and unless otherwise agreed in writing, the assignee Party may abandon such Patent without notice or obligation of assignment to the other Party.

(c)    For clarity, Licensor’s obligations under Section 4.1(b) do not apply to the (i) filing or validating of any national or regional applications based on any international or regional Patent applications or filings (including any PCT or EPO applications) whether or not designated under such applications or filings, (ii) filing of any Patent application, including the filing of any divisional, continuation or continuation-in-part application, or (iii) maintaining or prosecuting of any unpublished Patent applications. If any Licensed Patent subject to this Section 4.1 is subject to the terms of any Contract existing as of the Effective Date to which the Licensor or any of its Affiliates is a party or otherwise bound whereby a Third Party has the right to elect to assume responsibility for prosecution or maintenance of, or request assignment of, such Licensed Patent, and such Third Party elects not to exercise all such rights in such Licensed Patent, such Licensed Patent shall become subject to the terms of Section 4.1(b), except if Licensor’s grant of such rights to Licensee, or Licensee’s exercise of such rights, would breach any contractual rights or obligations owed to such Third Party or any of its Affiliates.

Section 4.2    No Additional Obligations. For clarity, this Agreement shall not obligate either Party to disclose to the other Party, or maintain, register, monitor, prosecute, pay for or offer to pay for (including by offering remuneration to any inventors), defend, enforce or otherwise manage any Intellectual Property, except to the extent expressly set forth herein.

Section 4.3    Third Party Agreements. For clarity, and notwithstanding anything to the contrary in this Article IV, the Parties’ rights and obligations set forth in this Article IV shall be subject to the terms of any Contracts existing as of the Effective Date to which the Licensor or any of its Affiliates is a party or otherwise bound, subject to the requirements for Licensor to notify Licensee pursuant to Section 2.7.

ARTICLE V

ENFORCEMENT

Section 5.1    Defense and Enforcement.

(a)    Licensor’s Right. Subject to the remainder of this Section 5.1, as between the Parties, Licensor shall have the sole right, but not the obligation, at its own cost and expense, to control enforcement or defense against any Third Party Infringement of the Licensed IP under which Licensor is granting a license to Licensee hereunder (including by bringing an Action or entering into settlement discussions).

(b)    Licensee’s Rights. In the case of any Third Party Infringement, Licensee may request (which request Licensor may deny if Licensor reasonably determines that such Licensed IP should not be enforced or defended, and discusses its reasoning therefor with Licensee) that Licensor enforce or defend (as applicable) such Licensed IP (including by bringing an Action or entering into settlement discussions), and if such request is granted, such enforcement or defense (as applicable) shall be controlled by Licensor at Licensee’s sole cost and expense; provided that Licensee must approve in writing of all such costs and expenses in advance, and Licensor shall have no obligation to enforce or defend (as applicable) such Licensed IP in the event that Licensee does not approve of such costs and expenses in any material respect.

(c)    Cooperation. If Licensor brings an Action with respect to any Third Party Infringement or enters into settlement discussions with respect thereto, Licensee shall provide reasonable assistance in connection therewith, at Licensor’s request and Licensee shall be reimbursed for its reasonable out-of-pocket costs and expenses incurred in connection therewith. Licensor shall keep Licensee regularly informed of the status and progress of such enforcement or defense, as applicable, and shall reasonably consider Licensee’s comments in connection with any Action or settlement discussions with respect thereto. Notwithstanding anything to the contrary herein, Licensee may, at its sole discretion and cost and expense, join as a party to any such Action; provided that, if necessary for standing purposes, Licensee shall join such Action upon Licensor’s reasonable request and Licensor shall reimburse Licensee’s reasonable out-of-pocket costs and expenses incurred in connection therewith. Licensee shall have the right to be represented by counsel (which shall act in an advisory capacity only, except for matters solely directed to Licensee) of its own choice in any such Action at its own cost and expense (subject to reimbursement of Licensee’s costs and expenses as described in, and subject to, the immediately preceding sentence). Notwithstanding the foregoing, in the event of enforcement or defense in accordance with Section 5.1(b), Licensee shall be solely responsible for all costs and expenses incurred pursuant to this Section 5.1(c).

(d)    Settlements. Notwithstanding anything to the contrary herein, Licensor shall not, without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of Licensee, settle any Third Party Infringement with respect to any Licensed IP if doing so would give rise to liability or any other obligations of Licensee, its Affiliates or its Sublicensees for which Licensor is unwilling or unable to, or otherwise does not, provide full indemnification.

(e)    Recoveries. Any and all amounts recovered by Licensor in any Action regarding a Third Party Infringement or settlement with respect thereto shall, unless otherwise agreed (including in an agreement in connection with obtaining consent to settlement), be allocated first to reimburse Licensor’s out-of-pocket costs and expenses incurred in connection with such Action or settlement (including its obligations to Licensee pursuant to Section 5.1(c)) and next to the Licensee’s out-of-pocket costs and expenses incurred in connection with such Action or settlement (including, as applicable, in accordance with Section 5.1(b) and 5.1(c)). Any and all remaining amounts recovered shall be retained by Licensor.

(f)    Interferences, etc. Notwithstanding anything to the contrary in Article IV or this Article V, in the event that any Third Party allegations of invalidity or unenforceability of any Patents included in the Licensed IP licensed to Licensee hereunder arise in an opposition, interference, reissue proceeding, reexamination or other patent office proceeding, Article IV shall govern the Parties’ rights and obligations with respect thereto.

Section 5.2    Third Party Agreements. For clarity, and notwithstanding anything to the contrary in this Article V, the Parties’ rights and obligations set forth in this Article V shall be subject to the terms of any Contracts existing as of the Effective Date to which the Licensor or any of its Affiliates is a party or otherwise bound, subject to the requirements for Licensor to notify Licensee pursuant to Section 2.7.

ARTICLE VI

INDEMNIFICATION

Section 6.1    Indemnification.

(a)    Each Party (the “Indemnifying Party”) agrees to indemnify, release, defend and hold harmless the other Party and its Affiliates and its and their directors, officers, agents, and successors (each, an “Indemnitee” and collectively, the “Indemnitees”) from and against any and all Indemnifiable Losses incurred or suffered by any of the Indemnitees, to the extent arising out of, relating to or resulting from (a) breach by the Indemnifying Party of this Agreement; (b) if the Indemnifying Party is the Licensee, use of the Licensed IP hereunder by or on behalf of such Party or its Sublicensees; and (c) if the Indemnifying Party is the Licensor, breach by or on behalf of Licensee, its Affiliates or its Sublicensees of any contractual rights of or contractual obligations owed to any Third Parties with respect to the Licensed IP; provided that, prior to such breach, Licensor or any of its Affiliates is aware, and Licensee and its Affiliates are not aware, of such contractual rights or obligations, in each case (in respect of the foregoing subsections (a) through (c)), except to the extent that such Indemnifiable Losses (i) are subject to indemnification by the other Party pursuant to this Section 6.1 or (ii) arise out of fraud, bad faith, gross negligence or willful misconduct of the other Party or its Affiliates.

(b)    Except for the entitlement to specific performance or other equitable remedy, each solely as contemplated by Section 10.12, the remedies provided in this Section 6.1 shall be deemed the sole and exclusive remedies of the Parties with respect to the subject matter of this Agreement, and the Parties each hereby waive to the extent permitted by applicable Law any other remedy to which they or any of their respective Indemnitees are entitled to hereunder at law or in equity with respect thereto.

Section 6.2    Indemnification Procedures. The indemnification procedures set forth in Sections 8.5 through 8.10 of the Separation Agreement shall apply to the matters indemnified hereunder, mutatis mutandis.

Section 6.3    Disclaimer of Representations and Warranties. EACH PARTY HEREBY ACKNOWLEDGES THAT, EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THE SEPARATION AGREEMENT OR IN ANY OF THE OTHER ANCILLARY AGREEMENTS, EACH OF AGCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE AGCO GROUP) AND SPECCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPECCO GROUP) UNDERSTANDS AND AGREES THAT NEITHER PARTY IS REPRESENTING OR WARRANTING IN ANY WAY UNDER THIS AGREEMENT (INCLUDING WITH RESPECT TO ANY CONSENTS REQUIRED IN CONNECTION HEREWITH, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, VALIDITY, ENFORCEABILITY OR SCOPE OF THE LICENSED IP) AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL SUCH REPRESENTATIONS AND WARRANTIES. EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THE SEPARATION AGREEMENT OR IN ANY OTHER ANCILLARY AGREEMENT, ALL LICENSED IP IS BEING LICENSED ON AN “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” BASIS.

Section 6.4    Limitation on Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT (INCLUDING THIS ARTICLE VI), EXCEPT WITH RESPECT TO BREACHES OF ARTICLE VII, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, AT LAW OR IN EQUITY, AND “LOSSES” SHALL NOT INCLUDE ANY AMOUNTS FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES; PROVIDED THAT NOTHING HEREIN SHALL PREVENT ANY INDEMNITEE FROM BEING INDEMNIFIED PURSUANT TO THIS ARTICLE VI FOR ALL COMPONENTS OF AWARDS AGAINST THEM IN ANY THIRD PARTY CLAIM.

ARTICLE VII

CONFIDENTIALITY

Section 7.1    Disclosure and Use Restrictions. The Parties acknowledge and agree that the Umbrella Secrecy Agreement is hereby incorporated into this Agreement, and shall apply to the transactions contemplated by this Agreement, mutatis mutandis. For the avoidance of doubt, Licensee’s material breach of the Umbrella Secrecy Agreement with respect to Confidential Information shall constitute a material breach of this Agreement.

ARTICLE VIII

TERM

Section 8.1    Term. The terms of the licenses and other grants of rights (and related obligations) under this Agreement (the “Term”) shall remain in effect (a) to the extent with respect to the Licensed Patents and Licensed Copyrights, on a Licensed Patent-by-Licensed Patent and Licensed Copyright-by-Licensed Copyright basis, until expiration, invalidation or abandonment of such Licensed Patent or Licensed Copyright (as applicable), (b) to the extent with respect to any Licensed Know-How, until such Licensed Know-How no longer constitutes Confidential Information; provided that, after expiration of the Term with respect to any Licensed Know-How, the licenses granted hereunder to such Know-How shall survive such expiration in perpetuity, and (c) with respect to Business Software and Licensed Standards, in perpetuity.

Section 8.2    Effect of Termination.

(a)    Accrued Rights. Expiration of this Agreement, in part or in its entirety, shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such expiration.

(b)    Survival. The following provisions of this Agreement, together with all other provisions of this Agreement that expressly specify that they survive, shall survive expiration of this Agreement, in part or in its entirety: Articles I, III, VI, VII, IX and X and this Section 8.2.

ARTICLE IX

DISPUTE RESOLUTION

Section 9.1    Negotiation and Arbitration. In the event of a controversy, dispute or Action between the Parties arising out of, in connection with, or in relation to this Agreement or any of the transactions contemplated hereby, including with respect to the interpretation, performance, nonperformance, validity or breach thereof, and including any Action based on contract, tort, statute or constitution, including the arbitrability of such controversy, dispute or Action, the procedures as set forth in Article X of the Separation Agreement shall apply, mutatis mutandis.

ARTICLE X

MISCELLANEOUS

Section 10.1    Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, together with the Separation Agreement, the Umbrella Secrecy Agreement, other Ancillary Agreements and, solely to the extent and for the limited purpose of effecting the Internal Reorganization, the Conveyancing and Assumption Instruments, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Exhibit or Schedule hereto, the Exhibit or Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Separation Agreement, the terms and conditions of this Agreement shall control (except as expressly set forth in Section 12.1 of the Separation Agreement). In the event of any inconsistency between this Agreement and the provisions of (i) any Conveyancing and Assumption Instrument or (ii) that certain Intercompany License Agreement – IB, entered into as of April 30, 2019 by and between Pioneer Hi-Bred International, Inc., E.I. du Pont de Nemours and Company, PM Taiwan, Inc., DuPont US Holding, LLC, and DuPont Industrial Biosciences USA, LLC, the terms and conditions of this Agreement shall control.

Section 10.2    Assignment.

(a)    Neither this Agreement nor any of the rights, interests or obligations of a Party under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by such Party without the prior written consent of the other Party (which consent may be granted or withheld in such other Party’s sole discretion); provided however, that such first Party (i) may assign, in whole or in part, by operation of law or otherwise, any of the foregoing to one or more of its Affiliates and (ii) may assign, in whole or in part, by operation of law or otherwise, any of the foregoing to the successor to all or a portion of the business or assets to which this Agreement relates; provided that, (x) the assigning Party shall promptly notify the non-assigning Party in writing of any assignments it makes under Section 10.2(a)(ii) and (y) in either case of (i) or (ii), the party to whom this Agreement is assigned shall agree in writing to be bound by the terms of this Agreement as if named as a “Party” hereto with respect to all or such portion of this Agreement so assigned.

(b)    Any assignment or other disposition in violation of this Section 10.2 shall be void. No assignment shall relieve the assigning Party of any of its obligations under this Agreement that accrued prior to such assignment unless agreed to by the non-assigning Party.

Section 10.3    Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, each of which when executed shall be deemed to be an original, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 10.4    Notices. All notices and other communications to be given to any Party under this Agreement shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five (5) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or electronically mailed (with a response confirming receipt), and shall be directed to the address set forth below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.4):

To AgCo:

Corteva, Inc. c/o Corteva, Inc. 974 Centre Road, Building 735
Wilmington, DE 19805
Attn:	General Counsel
Email:	cornel.b.fuerer@corteva.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention:	Brandon Van Dyke, Esq.
Email:	Brandon.VanDyke@skadden.com
Facsimile:	(917) 777-3743

To SpecCo:

DowDuPont, Inc. c/o DuPont de Nemours, Inc. 974 Centre Road, Building 730
Wilmington, DE 19805
Attn: General Counsel
Email: Erik.T.Hoover@dupont.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention:	Brandon Van Dyke, Esq.
Email:	Brandon.VanDyke@skadden.com

Facsimile:	(917) 777-3743

Section 10.5    Waivers. Any provision of this Agreement may be waived, if and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any consent required or permitted to be given by any Party to any other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and the members of its Group).

Section 10.6    Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

Section 10.7    Affiliates. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Affiliate of such Party.

Section 10.8    Third Party Beneficiaries. Except as provided in Article VI relating to Indemnitees, this Agreement is solely for the benefit of, and is only enforceable by, the Parties and their permitted successors and assigns and should not be deemed to confer upon Third Parties any remedy, benefit, claim, liability, reimbursement, claim of Action or other right of any nature whatsoever, in excess of those existing without reference to this Agreement.

Section 10.9    Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.10    Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 10.11    Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 10.12    Specific Performance. The Parties acknowledge and agree that irreparable harm would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specific terms or otherwise breach this Agreement and the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any such non-performance or breach. Accordingly, in the event of any actual or threatened default in or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party or Parties to this Agreement who are or are to be thereby aggrieved shall, subject and pursuant to the terms of this Article X (including for the avoidance of doubt, after compliance with all notice and negotiation provisions herein), have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 10.13    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.14    No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

Section 10.15    Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by a Licensor are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code regardless of the form or type of intellectual property under or to which such rights and licenses are granted and regardless of whether the intellectual property is registered in or otherwise recognized by or applicable to the United States of America or any other country or jurisdiction. The Parties agree that each Licensee will retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the United States Bankruptcy Code, the Party hereto that is not a party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefore, unless the Party subject to such proceeding continues to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefore by the non-subject Party.

* * * * *

[End of page left intentionally blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

SPECIALTY PRODUCTS N&H, INC.		PM TAIWAN, INC.

/s/ Michael P. Heffernan		/s/ Michael P. Heffernan
Name: Title:	Michael P. Heffernan President	Name: Title:	Michael P. Heffernan President

DUPONT ELECTRONICS, INC.		DUPONT SAFETY & CONSTRUCTION, INC.

/s/ Michael P. Heffernan		/s/ Michael P. Heffernan
Name: Title:	Michael P. Heffernan President	Name: Title:	Michael P. Heffernan President

DUPONT POLYMERS, INC.		DUPONT US HOLDING LLC

/s/ Michael P. Heffernan		/s/ Michael P. Heffernan
Name: Title:	Michael P. Heffernan President	Name: Title:	Michael P. Heffernan President

DUPONT INDUSTRIAL BIOSCIENCES USA, LLC		DOWDUPONT INC.

/s/ Jessica Sinnott		/s/ Erik T. Hoover
Name: Title:	Jessica Sinnott Associate General Counsel – IP	Name: Title:	Erik T. Hoover General Counsel & Secretary

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

CORTEVA, INC.		PIONEER HI-BRED INTERNATIONAL, INC.

/s/ Cornel B. Fuerer		/s/ Cornel B. Fuerer
Name:	Cornel B. Fuerer	Name:	Cornel B. Fuerer
Title:	General Counsel & Secretary	Title:	General Counsel & Secretary

E.I. DU PONT DE NEMOURS AND COMPANY

/s/ Cornel B. Fuerer
Name:	Cornel B. Fuerer
Title:	General Counsel & Secretary